FOR MORE INFORMATION Jonathan Freedman 212.778.8913
For Immediate Release
Jefferies Financial Group Inc. (NYSE: JEF)
September 27, 2023
Jefferies Announces Third Quarter 2023 Financial Results

Q3 Financial Highlights
•Net earnings attributable to common shareholders of $51 million, or $0.22 per basic and diluted common share, inclusive of a meaningful pre-tax loss from our legacy merchant banking portfolio which generated negative net revenues of $25 million primarily as a result of certain fair value adjustments taken during the period
•Annualized return on adjusted tangible equity1 of 2.9%
•Net revenues of $1.18 billion
➢    Investment Banking net revenues of $645 million
➢ Capital Markets net revenues of $524 million
➢ Asset Management net revenues (before allocated net interest4) of $23 million, inclusive of a meaningful pre-tax loss from our legacy merchant banking portfolio which generated negative net revenues of $25 million primarily as a result of certain fair value adjustments taken during the period
•At August 31, 2023, we had 210.4 million common shares outstanding and 252.1 million shares outstanding on a fully diluted basis2. Our book value per common share was $46.09 and tangible book value per fully diluted share3 was $31.51 at August 31, 2023
•We currently have a $250 million authorization for future share repurchases
"Our third quarter net revenues of $1.18 billion reflect an improving market environment. We are increasingly optimistic that we have come off the bottom of the cycle and that momentum in investment banking will continue.

"Investment Banking generated $645 million of net revenues, an increase of 28% from last quarter due to modestly improved mergers and acquisitions activity and a more receptive leveraged finance and new issue market, as the green shoots we mentioned last quarter have multiplied.

"Our strategy during down cycles has always been to play offense by investing in our future. This is the main theme for us in 2023, made possible by our strong capital base and solid global brand and platform. The dislocation and changes in strategy among some of our competitors created distinct opportunity this year. As we will discuss during our upcoming Investor Day on October 16, 2023, we are adding outstanding new Managing Directors to our Investment Banking effort across the globe. We started 2023 with 299 Managing Directors in Investment Banking and expect to begin 2024 with over 360 total Managing Directors, an increase of 20%. The 360 Managing Directors would be up 70% from the 212 Investment Banking Managing Directors that wore the Jefferies' jersey at the beginning of 2020. We look forward to the results we can achieve when we deliver our never better global investment banking capabilities in a more normal capital formation environment, which we anticipate in 2024, subject to unforeseen surprises. 2023 has been a challenging one in investment banking, with much of the new issue market shut or subdued until the last few months, but we couldn’t be more pleased with our future potential thanks to our existing and new Investment Banking Managing Directors.

1 Jefferies Financial Group

"Capital markets revenues of $524 million are solid, but reflect some normalized seasonal slowness that summer often brings. Our team is solid and we have made ongoing investments in sales, trading, and research across the globe. As expected, we have kept our risk manageable throughout the volatility and are consistent in our passion to keep our balance sheet simple, clean and highly liquid. We are pleased with the diversification throughout our equities and fixed income businesses and take pride in the durable revenues they have generated globally over most recent quarters.

"Although we are still very early in our enhanced strategic alliance with SMBC, we completed several meaningful deals with joint clients during the third quarter and this has continued into the fourth quarter. It is early in our partnership, but we are more optimistic than ever that this is the right win-win combination in our industry.

"We are proud to have raised $7 million during the quarter for humanitarian support to help the victims of the Maui Wildfire. Time and again our clients, employee-partners, shareholders and vendors come together to help those less fortunate. We are all proud to be Jefferies."

Richard Handler, CEO, and Brian Friedman, President
Quarterly Cash Dividend
The Jefferies Board of Directors declared a quarterly cash dividend equal to $0.30 per Jefferies common share, payable on November 28, 2023 to record holders of Jefferies common shares on November 13, 2023.

2 Jefferies Financial Group

Financial Summary

(Dollars in thousands, except per share amounts)	Three Months Ended August 31,			Nine Months Ended August 31,
	2023	2022[14,16]	% Change	2023	2022[14,16]	% Change
Net revenues:
Investment Banking and Capital Markets	$1,168,231	$1,115,957	5%	$3,446,382	$3,688,667	(7)%
Asset Management	10,143	398,250	(97)%	47,699	854,423	(94)%
Other	3,735	(4,363)	N/M	9,130	(2,334)	N/M
Net revenues	1,182,109	1,509,844	(22)%	3,503,211	4,540,756	(23)%
Net earnings before income taxes	91,071	301,850	(70)%	267,008	860,723	(69)%
Income tax expense	37,124	105,909	(65)%	75,053	219,949	(66)%
Net earnings	53,947	195,941	(72)%	191,955	640,774	(70)%
Net losses attributable to noncontrolling interests	(3,772)	(1,243)	203%	(13,340)	(1,116)	N/M
Net losses attributable to redeemable noncontrolling interests	—	(345)	(100)%	(454)	(1,241)	(63)%
Preferred stock dividends	6,300	2,070	204%	8,316	6,211	34%
Net earnings attributable to Jefferies Financial Group Inc. common shareholders	$51,419	$195,459	(74)%	$197,433	$636,920	(69)%
Net earnings per common share attributable to Jefferies Financial Group Inc.:
Basic	$0.22	$0.80	(73)%	$0.83	$2.54	(67)%
Diluted	$0.22	$0.78	(72)%	$0.82	$2.48	(67)%
Weighted average common shares	228,353	243,853		236,666	250,168
Weighted average diluted common shares	232,041	251,239		240,658	258,083
Annualized return on adjusted tangible equity[1]	2.9%	10.0%		3.4%	11.0%

N/M — Not Meaningful

Highlights

Three Months Ended August 31, 2023	Nine Months Ended August 31, 2023

•Net earnings attributable to common shareholders of $51 million, or $0.22 per diluted share.
•We had 210.4 million shares outstanding and 252.1 million shares outstanding on a fully diluted basis[2] at August 31, 2023. Our book value per common share was $46.09 and tangible book value per fully diluted share[3] was $31.51 at August 31, 2023.
•We currently have a $250 million authorization for future share repurchases.
•Effective tax rate of 40.8%.

•Net earnings attributable to common shareholders of $197 million, or $0.82 per diluted share.
•Repurchased 4.8 million shares of common stock for $165 million, at an average price of $34.74 per share, including 2.0 million shares of common stock in the open market for $61 million under our current Board of Directors authorization and 2.8 million shares of common stock for $104 million in connection with net-share settlements related to our equity compensation plans.
•Effective tax rate of 28.1%.

3 Jefferies Financial Group

Three Months Ended August 31, 2023	Nine Months Ended August 31, 2023
Investment Banking and Capital Markets	Investment Banking and Capital Markets
•Investment Banking net revenues of $645 million were driven by improving market conditions resulting in solid performance in advisory, equity and debt underwriting.
•Underwriting net revenues of $265 million increased from the same quarter last year as inflationary and interest rate concerns have stabilized leading to a more active market. Advisory net revenues were lower than the same quarter last year consistent with a decline in global mergers and acquisitions volume.
•Capital Markets net revenues of $524 million were higher compared to the prior year quarter primarily due to stronger performance in Fixed Income as interest rates have stabilized and losses on certain mortgage inventory positions were not repeated form the prior year. Equities net revenues were largely consistent with the same quarter last year.

•Investment Banking net revenues were $1.71 billion as fewer merger and acquisition transactions were completed and lower average fees were earned per completed transaction.
•Advisory net revenues of $887 million and equity and debt underwriting net revenues of $709 million were lower than the same period last year consistent with a decline in industry-wide activity.
•Capital Markets net revenues of $1.73 billion were higher compared to the prior year period primarily driven by favorable results on stronger Fixed Income's performance attributable to more stable market conditions. Equities net revenues were largely consistent with the same period last year.

Asset Management	Asset Management
•Asset Management net revenues of $10 million were significantly lower driven by strong results from investment return, though this was more than offset by a substantial decline in merchant banking net revenues due to the sale of Idaho Timber in August 2022 and spin-off of Vitesse Energy in January 2023, as the results of those operations are no longer included in our results.

•Asset Management net revenues were $48 million, significantly lower than the period year period as the result of operations of Idaho Timber and Vitesse Energy are no longer included in the full period's results with their sale and spin-off, respectively, in August 2022 and January 2023.

* * * *

4 Jefferies Financial Group

Amounts herein pertaining to August 31, 2023 represent a preliminary estimate as of the date of this earnings release and may be revised upon filing our Quarterly Report on Form 10-Q with the Securities and Exchange Commission (“SEC”). More information on our results of operations for the three and nine months ended August 31, 2023 will be provided upon filing our Quarterly Report on Form 10-Q with the SEC, which we expect to file on or about October 6, 2023.
This press release contains certain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current views and include statements about our future and statements that are not historical facts. These forward-looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” "would," or similar expressions. Forward-looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward-looking statements may also include statements pertaining to our strategies for future development of our businesses and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with reports we file with the SEC. We undertake no obligation to update or revise any such forward-looking statement to reflect subsequent circumstances.
Past performance may not be indicative of future results. Different types of investments involve varying degrees of risk. Therefore, it should not be assumed that future performance of any specific investment or investment strategy will be profitable or equal the corresponding indicated performance level(s).

5 Jefferies Financial Group

Selected Financial Information

(Amounts in Thousands) (Unaudited)	Quarter Ended
	August 31, 2023	May 31, 2023[16]	August 31, 2022[14,16]
Net revenues by source:
Advisory	$335,271	$254,157	$481,419
Equity underwriting	154,211	148,429	150,972
Debt underwriting	110,708	89,889	76,943
Total underwriting	264,919	238,318	227,915
Other investment banking	44,453	11,458	(52,497)
Total Investment Banking	644,643	503,933	656,837
Equities	268,015	278,691	275,641
Fixed income	255,573	278,395	183,479
Total Capital Markets	523,588	557,086	459,120
Total Investment Banking and Capital Markets Net revenues[5]	1,168,231	1,061,019	1,115,957
Asset management fees and revenues[6]	16,358	15,929	17,069
Investment return[4]	31,658	32,477	(35,488)
Merchant banking, inclusive of net interest	(25,145)	(66,180)	430,009
Allocated net interest[4]	(12,728)	(13,125)	(13,340)
Total Asset Management Net revenues	10,143	(30,899)	398,250
Other	3,735	7,490	(4,363)
Total Net revenues by source	$1,182,109	$1,037,610	$1,509,844

Non-interest expenses:
Compensation and benefits	$644,059	$575,868	$559,593
Floor brokerage and clearing fees	91,226	96,592	84,686
Underwriting costs	14,877	13,169	11,672
Technology and communications	122,579	118,936	111,379
Occupancy and equipment rental	27,711	24,395	26,589
Business development	41,467	43,587	36,322
Professional services	64,897	68,514	61,428
Depreciation and amortization	25,288	25,310	43,187
Cost of sales	1,618	2,362	123,436
Other	57,316	50,958	149,702
Total Non-interest expenses	$1,091,038	$1,019,691	$1,207,994

6 Jefferies Financial Group

(Amounts in Thousands) (Unaudited)	Nine Months Ended August 31,
	2023	2022[14,16]
Net revenues by source:
Advisory	$886,606	$1,396,592
Equity underwriting	428,085	429,507
Debt underwriting	280,772	429,142
Total underwriting	708,857	858,649
Other investment banking	115,957	68,888
Total Investment Banking	1,711,420	2,324,129
Equities	852,000	804,852
Fixed income	882,962	559,686
Total Capital Markets	1,734,962	1,364,538
Total Investment Banking and Capital Markets Net revenues[5]	3,446,382	3,688,667
Asset management fees and revenues[6]	74,983	75,687
Investment return[4]	91,569	(19)
Merchant banking, inclusive of net interest	(83,902)	821,225
Allocated net interest[4]	(34,951)	(42,470)
Total Asset Management Net revenues	47,699	854,423
Other	9,130	(2,334)
Total Net revenues by source	$3,503,211	$4,540,756

Non-interest expenses:
Compensation and benefits	$1,922,985	$1,929,923
Floor brokerage and clearing fees	268,292	262,663
Underwriting costs	41,253	32,991
Technology and communications	354,900	330,349
Occupancy and equipment rental	79,421	79,581
Business development	121,892	107,889
Professional services	195,572	169,936
Depreciation and amortization	83,890	129,431
Cost of sales	6,148	349,556
Other	161,850	287,714
Total Non-interest expenses	$3,236,203	$3,680,033

7 Jefferies Financial Group

Financial Data and Metrics

(Unaudited)	Quarter Ended
	August 31, 2023	May 31, 2023	August 31, 2022
Other Data:
Number of trading days	64	64	64
Number of trading loss days[7]	6	10	9
Average VaR (in millions)[8]	$13.87	$15.14	$9.60

		Nine Months Ended August 31,
		2023	2022
Other Data:
Number of trading days		188	189
Number of trading loss days[7]		19	27
Average VaR (in millions)[8]		$13.98	$11.18

(Amounts in Millions, Except Other Data) (Unaudited)	Quarter Ended
	August 31, 2023	May 31, 2023	August 31, 2022[15]
Financial position[9]:
Total assets	$56,045	$53,740	$51,477
Total assets less goodwill and intangible assets for the period[15]	54,173	51,867	49,603
Cash and cash equivalents	8,817	8,005	9,478
Financial instruments owned[15]	22,805	21,002	18,776
Level 3 financial instruments owned[10,15]	918	860	760
Goodwill and intangible assets	1,872	1,873	1,874
Total equity	9,765	9,765	10,360
Total shareholders' equity	9,699	9,696	10,293
Tangible shareholders' equity[11]	7,827	7,823	8,418
Other data and financial ratios:
Leverage ratio[9,12,15]	5.7	5.5	5.0
Tangible gross leverage ratio[9,13,15]	6.9	6.6	5.9
Number of employees, at period end	5,505	5,335	5,347

8 Jefferies Financial Group

Components of Numerators and Denominators for Earnings Per Common Share

The numerators and denominators used to calculate basic and diluted earnings per common share are as follows (in thousands):

	Three Months Ended August 31, 2023	Nine Months Ended August 31, 2023
Numerator for earnings per common share:
Net earnings attributable to Jefferies Financial Group Inc.	$57,719	$203,733
Allocation of earnings to participating securities	(6,369)	(7,344)
Net earnings attributable to Jefferies Financial Group Inc. common shareholders for basic earnings per share	51,350	196,389
Net earnings attributable to Jefferies Financial Group Inc. common shareholders for diluted earnings per share	51,350	196,389

Denominator for earnings per common share:
Weighted average common shares outstanding	218,411	226,265
Weighted average shares of restricted stock outstanding with future service required	(1,793)	(1,923)
Weighted average restricted stock units outstanding with no future service required	11,735	12,324
Denominator for basic earnings per common share – weighted average shares	228,353	236,666
Stock options and other share based awards	2,047	2,064
Senior executive compensation plan restricted stock unit awards	1,641	1,928
Denominator for diluted earnings per common share	232,041	240,658

Net earnings per common share attributable to Jefferies Financial Group Inc.:
Basic	$0.22	$0.83
Diluted	$0.22	$0.82

Notes
1.Annualized return on adjusted tangible equity (a non-GAAP financial measure) is defined as annualized adjusted net earnings (a non-GAAP financial measure) divided by our beginning of period adjusted tangible shareholders' equity (a non-GAAP financial measure). Refer to schedule on page 11 for a reconciliation to U.S. GAAP amounts.
2.Common shares outstanding on a fully diluted basis (a non-GAAP financial measure) is defined as common shares outstanding plus restricted stock units, stock options and other shares. Refer to schedule on page 12 for a reconciliation to U.S. GAAP amounts.
3.Tangible book value per fully diluted common share (a non-GAAP financial measure) is defined as adjusted tangible book value (a non-GAAP financial measure) divided by common shares outstanding on a fully diluted basis (a non-GAAP financial measure). Refer to schedule on page 12 for a reconciliation to U.S. GAAP amounts.
4.Allocated net interest represents an allocation to Asset Management of certain of our long-term debt interest expense, net of interest income on our Cash and cash equivalents and other sources of liquidity. Allocated net interest has been disaggregated to increase transparency and to present direct Asset Management revenues. We believe that aggregating Allocated net interest would obscure the revenue results by including an amount that is unique to our credit spreads, debt maturity profile, capital structure, liquidity risks and allocation methods. Refer to Selected Financial Information on page 6.
5.Allocated net interest is not separately disaggregated for Investment Banking and Capital Markets. This presentation is aligned to our Investment Banking and Capital Markets internal performance measurement.
6.Asset management fees and revenues include management and performance fees from funds and accounts managed by us as well as our share of fees received by affiliated asset management companies with which we have revenue and profit share arrangements, as well as earnings on our ownership interest in affiliated asset managers.
7.Number of trading loss days is calculated based on trading activities in our Investment Banking and Capital Markets and Asset Management business segments, excluding merchant banking.

9 Jefferies Financial Group

8.VaR estimates the potential loss in value of trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. For a further discussion of the calculation of VaR, see "Value-at-Risk" in Part II, Item 7A "Quantitative and Qualitative Disclosures About Market Risk" in our Annual Report on Form 10-K for the year ended November 30, 2022.
9.Amounts pertaining to August 31, 2023 represent a preliminary estimate as of the date of this earnings release and may be revised in our Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2023.
10.Level 3 financial instruments represent those financial instruments classified as such under Accounting Standards Codification 820, accounted for at fair value and included within Financial instruments owned.
11.Tangible shareholders' equity (a non-GAAP financial measure), is defined as shareholders' equity less Intangible assets and goodwill. We believe that tangible equity is meaningful for valuation purposes, as financial companies are often measured as a multiple of tangible equity, making these ratios meaningful for investors.
12.Leverage ratio equals total assets divided by total equity.
13.Tangible gross leverage ratio (a non-GAAP financial measure) equals total assets less goodwill and intangible assets divided by tangible equity. The tangible gross leverage ratio is used by rating agencies in assessing our leverage ratio.
14.On November 1, 2022, we completed our merger with Jefferies Group LLC. In connection with the merger, we transferred our legacy merchant banking investments to our Investment Banking and Capital Markets or Asset Management segment and reorganized the presentation of our segments and Net revenues to align with the way we are now managing our business. In addition, we have reclassified the presentation of certain line items within our Net revenues by source to streamline our financial statements to better align the presentation of our firm with the strategy of building our investment banking and capital markets and asset management businesses as we continue to reduce our legacy merchant banking portfolio. Historical periods have been recast to conform to these reclassification and presentation changes.
15.As of November 30, 2022, we have changed the accounting for our secondary trading activity related to the purchases and sales of corporate loans. Historically, we have accounted for purchases and sales of corporate loans on trade date recognizing the total amount of purchased loans within Financial instruments owned and a corresponding liability within Payables - brokers, dealers and clearing organizations and the total amount of loans sold within Financial instruments sold, not yet purchased and a corresponding asset within Receivables - brokers, dealers and clearing organizations on the Consolidated Statements of Financial Condition for the cash to be paid or received upon settlement. We have determined that it is more preferable to recognize this trading activity on a settlement date basis and recognize firm commitments to purchase and/or sell loans on the date of trade execution due to the extended settlement period for this trading activity. There was no impact to net earnings or total equity as a result of this change in accounting policy. Historical periods have been recast to conform to this change in accounting policy.
16.During the quarter ended August 31, 2023, we refined our allocated net interest methodology to better reflect net interest expense across our business units based on use of capital. As a results, the presentation of Net revenues and Net revenues by source for historical periods have been recast to conform with the revised methodology.

10 Jefferies Financial Group

Non-GAAP Reconciliations
The following tables reconcile our non-GAAP measures to their respective U.S. GAAP measures. Management believes such non-GAAP measures are useful to investors as they allow them to view our results through the eyes of management, while facilitating a comparison across historical periods. These measures should not be considered a substitute for, or superior to, measures prepared in accordance with U.S. GAAP.
Annualized Return on Adjusted Tangible Equity Reconciliation
The table below reconciles our Net earnings attributable to common shareholders to adjusted net earnings and our Shareholders' equity to adjusted tangible shareholders' equity (in thousands):

	Three Months Ended August 31,		Nine Months Ended August 31,
	2023	2022	2023	2022
Net earnings attributable to Jefferies Financial Group Inc. common shareholders (GAAP)	$51,419	$195,459	$197,433	$636,920
Intangible amortization and impairment expense, net of tax	1,480	1,638	4,700	6,350
Adjusted net earnings (non-GAAP)	$52,899	$197,097	$202,133	$643,270
Annualized adjusted net earnings (non-GAAP)	$211,596	$788,388	$269,511	$857,693
	May 31,		November 30,
	2023	2022	2022	2021
Shareholders' equity (GAAP)	$9,695,655	$10,300,177	$10,232,845	$10,553,755
Less: Intangible assets, net and goodwill	(1,873,123)	(1,885,043)	(1,875,576)	(1,897,500)
Less: Deferred tax asset	(502,442)	(401,268)	(387,862)	(327,547)
Less: Weighted average impact of dividends and share repurchases	(49,481)	(93,106)	(147,972)	(539,674)
Adjusted tangible shareholders' equity (non-GAAP)	$7,270,609	$7,920,760	$7,821,435	$7,789,034
Annualized return on adjusted tangible equity (non-GAAP)	2.9%	10.0%	3.4%	11.0%

11 Jefferies Financial Group

Adjusted Tangible Book Value and Fully Diluted Shares Outstanding GAAP Reconciliation

The table below reconciles our book value (shareholders' equity) to adjusted tangible book value and our common shares outstanding to fully diluted shares outstanding (in thousands, except per share amounts):

August 31, 2023
Book value (GAAP)	$9,698,847
Stock options(1)	114,939
Intangible assets, net and goodwill	(1,872,144)
Adjusted tangible book value (non-GAAP)	$7,941,642
Common shares outstanding (GAAP)	210,428
Preferred shares	21,000
Restricted stock units ("RSUs")	14,221
Stock options(1)	5,065
Other	1,350
Fully diluted shares outstanding (non-GAAP)(2)	252,064
Book value per common share outstanding	$46.09
Tangible book value per fully diluted share outstanding (non-GAAP)	$31.51

(1)
Stock options added to book value are equal to the total number of stock options outstanding as of August 31, 2023 of 5,064,740 multiplied by the weighted average exercise price of $22.69 on August 31, 2023. Stock options added to fully diluted shares are equal to the total stock options outstanding on August 31, 2023.

(2)
Fully diluted shares outstanding include vested and unvested RSUs as well as the target number of RSUs issuable under the senior executive compensation plans until the performance period is complete. Fully diluted shares outstanding also include all stock options and the impact of mandatorily convertible preferred shares if-converted to common shares.

12 Jefferies Financial Group